               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                 UNITED NATIONAL BANCORP
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                     [LOGO]

                               1130 Route 22 East
                         Bridgewater, New Jersey 08807

                        -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 18, 2000

                        -------------------------------

To Our Shareholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the 'MEETING') of United National Bancorp (the 'CORPORATION') will be held at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, on April 18, 2000 at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

        1. Electing five persons to serve as directors of the Corporation for the term specified in the proxy statement.

        2. Such other business as may properly come before the Meeting or any adjournment thereof.

    Only those shareholders of record as of the close of business on February 28, 2000 will be entitled to notice of, and to vote at, the Meeting. A list of such shareholders will be available at the Meeting.

    AN ANNUAL DISCLOSURE STATEMENT COVERING THE CORPORATION'S FINANCIAL RESULTS FOR THE PAST TWO YEARS IS AVAILABLE, BY REQUEST, AT ALL BRANCHES OF THE CORPORATION'S SUBSIDIARY, UNITED NATIONAL BANK ('UNB') AND THAT DISCLOSURE STATEMENT AND A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) MAY BE OBTAINED BY WRITING RALPH L. STRAW, JR., VICE PRESIDENT, GENERAL COUNSEL & SECRETARY, UNITED NATIONAL BANCORP, P.O. BOX 6000, 1130 ROUTE 22 EAST, BRIDGEWATER, NEW JERSEY 08807-0010, OR BY CALLING 908-429-2409.

                                          By Order of the Board of Directors

                                          Ralph L. Straw, Jr.

                                          Ralph L. Straw, Jr.
                                          Vice President, General Counsel &
                                          Secretary

Bridgewater, New Jersey
March 27, 2000

    THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE CORPORATION. IF YOU ATTEND THE MEETING, YOU MAY SUPERSEDE YOUR EXECUTED PROXY BY VOTING IN PERSON.

    THIS YEAR'S ANNUAL MEETING IS BEING HELD AT THE HEADQUARTERS BUILDING OF THE CORPORATION, 1130 ROUTE 22 EAST, BRIDGEWATER, NEW JERSEY.

                                     [LOGO]

                               1130 Route 22 East
                         Bridgewater, New Jersey 08807

                            ------------------------
                                PROXY STATEMENT
                              Dated March 27, 2000
                            ------------------------

                      GENERAL PROXY STATEMENT INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United National Bancorp (the 'CORPORATION') of proxies for use at the Annual Meeting of Shareholders of the Corporation (the 'MEETING') to be held at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, on April 18, 2000 at 10:00 a.m. local time. This Proxy Statement is first being mailed to shareholders on approximately March 27, 2000.

                               VOTING INFORMATION

    The record date for determining shareholders entitled to notice of and to vote at the Meeting is February 28, 2000. Only shareholders of record as of that date will be entitled to notice of, and to vote at, the Meeting.

    On the record date, 15,592,711 shares of the Corporation's Common Stock, $1.25 par value, were outstanding and eligible to be voted at the Meeting. Each share of the Corporation's Common Stock is entitled to one vote.

    All shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the election of the five nominees for director who are named in this Proxy Statement, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised. Should any other matters properly come before the Meeting, the persons named as proxies will vote upon such matters according to their discretion unless the shareholder otherwise specifies in the proxy.

    Please return your proxy in the enclosed envelope (addressed to The Bank of New York, serving as Registrar of our stock) sufficiently early to assure that it will be received prior to the time set for the Meeting. You are, of course, welcome to attend the Meeting and vote in person if you wish.

    Please note that proxies may be revoked in person at the Meeting, or by written and signed order of the shareholder if the revocation notice is delivered to the Corporation's Headquarters, P.O. Box 6000, 1130 Route 22 East, Bridgewater, New Jersey 08807, Attention: Ralph L. Straw, Jr., Vice President, General Counsel & Secretary, prior to 10:00 a.m. on April 18, 2000.

    The enclosed proxy is solicited by the Board of Directors of the Corporation, and the cost of that solicitation will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited personally or by telephone by officers, directors and employees of the Corporation who will not be specifically compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons and the Corporation will reimburse such persons for their reasonable expenses incurred in that connection.

    Approval of the election of directors requires the affirmative vote of a plurality of the Corporation's Common Stock voted at the Meeting, whether in person or by proxy. THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR MANAGEMENT'S NOMINEES FOR DIRECTOR.

    At the Meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable state law and the Corporation's Certificate and Bylaws, abstentions and broker non-votes are counted for purposes of establishing a quorum but otherwise do not count. Generally, the approval of a specified percentage of shares voted at a shareholder meeting is required to approve a proposal and thus abstentions and broker non-votes have no effect on the outcome of the vote. Where state law or the Corporation's Certificate or Bylaws require that the matter voted upon be approved by a specified percentage of the outstanding shares, then abstentions and broker non-votes have the same effect as negative votes.

                            I. ELECTION OF DIRECTORS

    The Corporation's Board of Directors has been divided into three classes of approximately equal size. Directors are generally elected for three-year terms on a staggered-term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years, respectively. This year five nominees have been nominated to serve three-year terms expiring in 2003. Director Buckley whose term expires this year has attained retirement age and will not stand for re-election.

    Shareholders will elect five directors at the Meeting. Table I identifies the nominees selected by the Board of Directors for election to the Board at the Meeting. Table II identifies the individuals whose terms of office extend beyond the Meeting.

    Unless a shareholder either indicates 'withhold authority' on the proxy, or indicates on the proxy that his or her shares should not be voted for certain nominees, it is intended that the proxy be voted for all of the persons named in Table I to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and shall have qualified.

    Table I and Table II set forth the names and ages of the nominees for election to director, the directors whose terms extend beyond 2000, the other positions and offices presently held by each person within the Corporation, the period during which each person has served on the Board of Directors of the Corporation (or, for the period prior to August 1, 1988, the Board of Directors of the Corporation's primary subsidiary, United National Bank ('UNB')), the expiration of their respective terms, and the principal occupations and employment of each such person during the past five years.

                                    TABLE I
                       NOMINEES FOR ELECTION AS DIRECTORS

                                         DIRECTOR                           PRINCIPAL OCCUPATION OR
              NAME                 AGE    SINCE     EXPIRATION          EMPLOYMENT FOR PAST FIVE YEARS
              ----                 ---    -----     ----------          ------------------------------
William T. Kelleher, Jr..........  48      1983*       2003     Partner, Kelleher & Moore,
                                                                Attorneys at Law, Somerville, N.J.
Antonia S. Marotta...............  70      1994        2003     Retired; founder and former President,
                                                                Lean Line, Inc.
                                                                (weight loss motivation programs).
Charles N. Pond, Jr..............  48      1996        2003     Owner, operator, The Oil Peddler, Inc.
                                                                and General Manager, Hall Oil
                                                                Company, Inc. (retail fuel oil).
Arlyn D. Rus.....................  59      1971*       2003     Vice Chairman of the Board,
                                                                formerly Chairman, President
                                                                and CEO of Raritan Bancorp, Inc.,
                                                                President and CEO of Raritan
                                                                Savings Bank.
Ronald E. West...................  50      1994        2003     Vice President-Client Relations, BCI,
                                                                Inc.(information systems), formerly Senior
                                                                Manager, Telecommunication &
                                                                Office Automation, Shearman & Stirling
                                                                (law firm).

---------

* Includes prior service as director of Raritan Bancorp, Inc. and Raritan Savings Bank. Raritan was merged into the Corporation on March 31, 1999 and Messrs. Kelleher and Rus were appointed to United's Board in connection with the merger.

                                    TABLE II
             DIRECTORS WHOSE TERMS EXTEND BEYOND THE ANNUAL MEETING

                                         DIRECTOR                           PRINCIPAL OCCUPATION OR
              NAME                 AGE    SINCE     EXPIRATION          EMPLOYMENT FOR PAST FIVE YEARS
              ----                 ---    -----     ----------          ------------------------------
George W. Blank..................  61      1994        2001     President and Chief Executive Officer,
                                                                The MedTech Group, Inc.
C. Douglas Cherry................  63      1993        2002     President and CEO, Cherry, Weber &
                                                                Associates, P.C. (consulting engineers).
Thomas C. Gregor.................  54      1992        2002     Chairman of the Board, President and
                                                                Chief Executive Officer of the
                                                                Corporation and UNB.
Charles E. Hance.................  56      1981        2001     Managing Attorney, Hance & Associates,
                                                                L.L.C. (law firm), formerly Senior Vice
                                                                President and General Counsel, Beneficial
                                                                Management Corporation of America.
John R. Kopicki..................  56      1993        2001     Executive Vice President of Muhlenberg Regional
                                                                Medical Center.
John W. McGowan III..............  48      1996        2001     Attorney and Director; Herold and Haines,
                                                                PA (law firm). Specializing in corporate
                                                                transactions and bank lending matters.
Patricia A. McKiernan............  61      1996        2002     Executive Vice President, HMC Foundation.
Paul K. Ross.....................  51      1998        2001     Principal, Ross, Rosenthal & Co., L.L.P.,
                                                                Managing Partner, Ross Holding &
                                                                Management Co.
David R. Walker..................  65      1994        2002     Consultant, formerly Vice Chairman,
                                                                Bollinger, Inc. (insurance
                                                                agency).
George J. Wickard................  68      1993        2002     Retired; formerly Vice President and
                                                                General Manager, United Telephone of New
                                                                Jersey, Inc.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Corporation's Board of Directors had nine regular and one special meeting in 1999.

    There were five standing committees appointed by the Corporation's Board at the May, 1999 meeting. These are in addition to the nine Committees of the UNB Board. The Corporation's Committees are:

    Executive Committee. The principal function of the Executive Committee is to exercise the authority of the Board of Directors in the management and affairs of the Corporation, as required, between meetings of the Board. The members are Mr. Gregor (Chairman), Messrs. Buckley, McGowan, Ross, and Walker. Mister Ross replaced Mister Wickard on the committee. The Executive Committee did not meet during 1999.

    Audit Committee. This committee (which also serves as the audit committee for UNB) supervises internal audits of the Corporation and UNB, reviews reports of internal and external auditors engaged by the Corporation and UNB, makes recommendations for changes in relevant systems and policies, and recommends the appointment of outside auditors. The members are Mr. Wickard (Chairman) and Messrs. Cherry and Pond, and Mrs. McKiernan. The Audit Committee met five times during 1999.

    Nomination Committee. The committee makes recommendations with respect to nominees for election to the Board of Directors at the Annual Meeting of Shareholders and nominees to fill vacancies in the Board membership between meetings. The Nomination Committee has not established specific procedures for receiving recommendations from shareholders for nominees for election to the Board of Directors, but will consider any such recommendations brought to the attention of the committee. Members of the committee are Mr. Gregor (Chairman) and Messrs. Kopicki, McGowan, Walker, and Wickard. Messrs. Kopicki, McGowan and Walker replaced Mesdames Marotta and McKiernan and Messrs. Cherry and Hance on the committee. The Nominating Committee did not meet during 1999.

    Strategic Planning Committee. This committee develops a strategic plan containing the Corporation's mission statement and assesses progress periodically. The committee also reviews capital adequacy and other resources. The members are Mr. Gregor (Chairman), Mrs. Marotta and Messrs. Kopicki, Rus and West, as well as four non-director officers of the Corporation. Mrs. Marotta and Mr. Rus replaced Messrs. McGowan and Pond on the committee during 1999. The committee met once during 1999.

    Stock Based Incentive Plan Committee. This committee has full power and discretion to interpret and administer the Corporation's Long Term Stock Based Incentive Plan. The committee establishes selection guidelines and selects eligible persons for participation in the Plan. Members of the committee are Mr. Blank (Chairman), Mesdames Marotta and McKiernan and Messrs. Cherry, Hance, Kopicki, Pond, Ross, Walker, West and Wickard. The committee met once during 1999.

    All Directors attended no fewer than 75% of the total number of meetings held by the Corporation Board and all committees of the Board on which they served (during the period they served) in 1999.

                            DIRECTORS' COMPENSATION

    The Directors of the Corporation and UNB receive a retainer of $5,000 per year. In addition, the Corporation and UNB Directors receive $500 for each Board and $450 for each committee meeting attended. Mr. Blank received an additional $3,000 as Chairman of both the Stock Based Incentive Plan Committee and the UNB Compensation Committee, and Mr. Wickard received an additional $4,000 as Chairman of both the Corporation and UNB Audit Committees.

    The Corporation has a stock option plan (the 'DIRECTOR PLAN') under which each director of the Corporation who is not also an employee of the Corporation or its affiliates, and has not been an employee for at least one year (a 'NON-EMPLOYEE DIRECTOR'), is eligible to receive options. Following the Corporation's 1995 Annual Meeting at which shareholders approved the Director Plan, each then current director of the Corporation except Mr. Gregor was granted an option to purchase shares of Common Stock. Currently, each eligible person who is elected or re-elected at an annual meeting of the Corporation's shareholders is automatically granted an option, with the number of shares purchasable thereunder based on the term to which such person is elected. An amendment to the Director Plan (the 'PLAN AMENDMENT') was approved at the 1997 Annual Meeting. The Plan Amendment increased the total number of shares authorized for issuance under the Director Plan and increased the number of options to be issued upon election of a director. On July 1, 1997 the Corporation's stock split two-for-one. This had the effect of doubling the stock authorized for issuance under the Plan as well as the stock option awards to directors. Currently non-employee directors are granted options, in connection with the meeting at which they are elected, to acquire; 4,800 shares if they are elected to a three-year term; 3,200 shares if they are elected to a two-year term; and 1,600 shares if they are elected to a one-year term. Assuming that all Non-Employee Director nominees are elected at this year's Meeting, each of Messrs. Kelleher, Pond, Rus, and West and Mrs. Marotta will be granted an option to purchase 4,800 shares of Common Stock of the Corporation.

    The Corporation has established a deferred compensation plan ('DEFERRED COMPENSATION PLAN') for Non-Employee Directors of the Corporation and UNB. A participating director may defer up to 100% of his/her monthly board fees and/or retainer into the Deferred Compensation Plan. Amounts deferred earn interest at a rate determined annually in accordance with the following: the interest rate will be equal to the greater of (i) 8% or (ii) the annual rate of return on equity for UNB for the immediately preceding year minus 5%, provided, however, that (ii) shall only be applicable if UNB's equity-to-asset ratio for the year is 8% or greater. At retirement, the benefit under the Deferred Compensation Plan is payable in the form of a monthly annuity for 10 years. In the event of the director's disability prior to attainment of his benefit eligibility date, the director may request that the Board permit him to receive an immediate disability benefit equal to the annuitized value of the director's deferral account and payable monthly over a 10-year period. In the event of a director's death prior to attainment of his benefit eligibility date, the director's beneficiary is entitled to a monthly survivor benefit payable for a 10 year period. The Deferred Compensation Plan also provides a $10,000 death benefit payable to the director's beneficiary. Presently, nine Non-Employee Directors of the Corporation and ten Non-Employee Directors of UNB are participating in the Deferred Compensation Plan.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDER

    The following table sets forth, as of January 31, 2000, the number of shares of the Corporation's outstanding Common Stock beneficially owned by the Directors of the Corporation, the nominees for Director, the executive officers of the Corporation for whom individual information is required to be set forth in this Proxy Statement ('NAMED OFFICERS') pursuant to the regulations of the Securities and Exchange Commission (the 'COMMISSION'), all Directors and executive officers of the Corporation as a group, and each person or group known by the Corporation to be the beneficial owner of more than 5% of Corporation's outstanding common stock.

                                                                                            PERCENT OF
                                                                NO. OF SHARES               OUTSTANDING
NAME                                                          BENEFICIALLY OWNED              SHARES
----                                                          ------------------              ------
George W. Blank.............................................         12,047(1)                 *
Donald A. Buckley...........................................         33,043(2)                 *
C. Douglas Cherry...........................................         18,659(3)                 *
Warren R. Gerleit...........................................         56,558(4)                 *
Thomas C. Gregor............................................        115,985(5)                 *
Charles E. Hance............................................         11,175(6)                 *
William T. Kelleher, Jr.....................................         87,387(7)                 *
John R. Kopicki.............................................          8,624(8)                 *
Donald W. Malwitz...........................................         39,023(9)                 *
Antonia S. Marotta..........................................         11,622(10)                *
John W. McGowan III.........................................          7,744(11)                *
Patricia A. McKiernan.......................................          5,797(12)                *
Charles N. Pond, Jr. (14)...................................         29,891(13)                *
Paul K. Ross................................................         16,536(15)                *
Arlyn D. Rus................................................        403,936(16)                2.50%
Ralph L. Straw, Jr..........................................         30,692(17)                *
Richard G. Tappen...........................................          5,309(18)                *
David R. Walker.............................................         42,947(19)                *
Ronald E. West..............................................          8,787(20)                *
George J. Wickard...........................................          9,660(21)                *
Directors and Executive Officers as a Group (27 persons)....      1,065,227(22)(23)            6.60%

5% SHAREHOLDER
Mrs. C. Northrop Pond (13)
  1241 Cooper Road
  Scotch Plains, NJ 07076...................................        792,887(24)                4.91%

---------

*   Less than one percent.

 (1) Of this total, 5,535 shares are held by Mr. Blank and he has the right to acquire an additional 6,512 shares pursuant to options exercisable within 60 days. Of the shares held by Mr. Blank, 867 shares are held by Mr. Blank's wife.

 (2) Of this total, 26,330 shares are held by Mr. Buckley and he has the right to acquire an additional 6,713 shares pursuant to options exercisable within 60 days.

 (3) Of this total, 11,562 shares are held by Mr. Cherry and he has the right to acquire an additional 7,097 shares pursuant to options exercisable within 60 days.

 (4) Of this total, 10,780 shares are held by Mr. Gerleit and he has the right to acquire an additional 45,778 shares pursuant to options exercisable within 60 days.

 (5) Of this total, 20,679 shares are held by Mr. Gregor and he has the right to acquire an additional 95,306 shares pursuant to options exercisable within 60 days. Of the shares held by Mr. Gregor, 2,939 shares are held by Mr. Gregor's wife.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (6) Of this total, 4,663 shares are held by Mr. Hance and he has the right to acquire an additional 6,512 shares pursuant to options exercisable within 60 days.

 (7) Of this total, 85,691 shares are held by Mr. Kelleher and he has the right to acquire an additional 1,696 shares pursuant to options exercisable within 60 days.

 (8) Of this total, 2,112 shares are held by Mr. Kopicki and he has the right to acquire an additional 6,512 shares pursuant to options exercisable within 60 days.

 (9) Of this total, 10,080 shares are held by Mr. Malwitz and he has the right to acquire an additional 28,943 shares pursuant to options exercisable within 60 days.

(10) Of this total, 4,909 shares are held by Mrs. Marotta and she has the right to acquire an additional 6,713 shares pursuant to options exercisable within 60 days.

(11) Of this total, 2,264 shares are held by Mr. McGowan and he has the right to acquire an additional 5,480 shares pursuant to options exercisable within 60 days.

(12) Of this total, 1,480 shares are held by Mrs. McKiernan and she has the right to acquire an additional 4,317 shares pursuant to options exercisable within 60 days.

(13) Of this total, 23,085 shares are held by Mr. Pond and he has the right to acquire an additional 6,806 shares pursuant to options exercisable within 60 days.

(14) Mrs. Pond and Charles N. Pond, Jr. are mother and son.

(15) Of this total, 5,830 shares are held by Mr. Ross and 6,974 shares are held in a Trust for which Mr. Ross is beneficiary and he has the right to acquire an additional 3,732 shares pursuant to options exercisable within 60 days.

(16) Of this total, 402,240 shares are held by Mr. Rus and he has the right to acquire an additional 1,696 shares pursuant to options exercisable within 60 days. Of the shares held by Mr. Rus, 5,903 shares are held by Mr. Rus's wife.

(17) Of this total, 9,107 shares are held by Mr. Straw and he has the right to acquire an additional 21,585 shares pursuant to options exercisable within 60 days.

(18) Of this total, 3,734 shares are held by Mr. Tappen and he has the right to acquire an additional 1,575 shares pursuant to options exercisable within 60 days.

(19) Of this total, 35,850 shares are held by Mr. Walker and he has the right to acquire an additional 7,097 shares pursuant to options exercisable within 60 days. Of the shares held by Mr. Walker, 571 shares are held by Mr. Walker's wife.

(20) Of this total, 2,074 shares are held by Mr. West and he has the right to acquire an additional 6,713 shares pursuant to options exercisable within 60 days.

(21) Of this total, 7,964 shares are held by Mr. Wickard and he has the right to acquire an additional 1,696 shares pursuant to options exercisable within 60 days.

(22) The total of 1,065,227 shares includes 337,565 shares held jointly or individually by spouses and/or other members of the household of the directors and all executive officers.

(23) The total unnamed executive officers have the right to purchase 79,265 shares pursuant to options exercisable within 60 days.

(24) Mrs. Pond holds 325,668 shares in her personal trust. The remaining 467,209 shares in this figure are held in trusts for which Mrs. Pond serves as Trustee and has the sole voting rights.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes all compensation earned in the past three years for services performed in all capacities for the Corporation and UNB with respect to the Named Officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM COMPENSATION
                                                                       ---------------------------------------
                                                                                       AWARDS
                                                                       ---------------------------------------
              NAME AND                         ANNUAL COMPENSATION      RESTRICTED               SECURITIES
              PRINCIPAL                       ----------------------       STOCK                 UNDERLYING         ALL OTHER
              POSITION                 YEAR   SALARY ($)   BONUS ($)   AWARD(S) ($)           OPTIONS/SARS (#)   COMPENSATION ($)
              --------                 ----   ----------   ---------   ------------           ----------------   ----------------
Thomas C. Gregor, ...................  1999    302,500      150,000       --                       16,960             9,635(1)
 Chief Executive Officer of            1998    280,000      145,000       --    (3)                13,701             8,624(4)
 the Corporation and UNB               1997    260,000      130,000       --                       18,911             8,611(5)

Warren R. Gerleit, ..................  1999    172,000       51,600       --                        5,194             9,320(1)
 Executive VP, Lending and             1998    165,300       50,000       --    (3)                 4,490             8,624(4)
 Branch Administration of UNB*         1997    155,300       46,500       --                        9,394             7,480(5)

Donald W. Malwitz, ..................  1999    161,200       24,000       --                        4,876             8,780(1)
 VP & Treasurer of the                 1998    155,000       46,500       --    (3)                 4,256             8,374(4)
 Corporation and Executive             1997    147,000       44,100       --                        7,911             5,104(5)
 VP & Chief Financial
 Officer of UNB

Richard G. Tappen ...................  1999    145,000       43,500       --                        4,346             8,142(1)
 Executive VP, Real Estate             1998    138,000       41,400       40,950(2)(3)              3,149             2,894(4)
 Group of UNB                          1997    135,000        --          --                       --                    72(5)

Ralph L. Straw, Jr., ................  1999    143,500       43,000       --                        4,346             7,895(1)
 VP, General Counsel, &                1998    138,000       41,400       --    (3)                 3,790             7,524(4)
 Secretary of the Corporation          1997    130,000       39,000       --                        4,450             7,194(5)
 and Executive VP, Cashier
 and General Counsel of UNB

-------------------

*Effective January 1, 2000, Mr. Gerleit was named President and Chief Operating
 Officer of UNB and was appointed to the Board of Directors of UNB.

(1) The amounts shown represent UNB's 1999 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor -- $8,915; Mr. Gerleit -- $8,600; Mr. Malwitz -- $8,060; Mr. Tappen -- $7,422; and Mr. Straw -- $7,175) and term life insurance premiums paid for the executive by UNB
    (Mr. Gregor -- $720; Mr. Gerleit -- $720; Mr. Malwitz -- $720;
    Mr. Tappen -- $720; and Mr. Straw -- $720).

(2) This represents a grant of 1,800 shares of restricted stock, which stock vests 50% two years after the date of grant, an additional 25% after three years, and the remaining balance after four years. The restricted stock also vests in full upon retirement under normal conditions. All Dividends on the restricted stock, whether in cash or securities, are fully vested immediately. The dollar amount shown reflects the value at the date of grant.

(3) As of December 31, 1999, Mr. Tappen held 1,800 shares of restricted stock with a value of $40,950. No other named officers held restricted stock as of December 31, 1999.

(4) The amounts shown represent UNB's 1998 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor -- $8,000; Mr. Gerleit -- $8,000; Mr. Malwitz -- $7,750; Mr. Tappen -- $2,383; and Mr. Straw -- $6,900) and term life insurance premiums paid for the executive by UNB
    (Mr. Gregor -- $624; Mr. Gerleit -- $624; Mr. Malwitz -- $624; Mr.
    Tappen -- $511; and Mr. Straw -- $624).

(5) The amounts shown represent UNB's 1997 contribution on behalf of the executive to the 401(k) Plan (Mr. Gregor -- $7,917; Mr. Gerleit -- $6,786; Mr. Malwitz -- $4,410; and Mr. Tappen -- $-0-; and Mr. Straw -- $6,500 and term life insurance premiums paid for the executive by UNB
    (Mr. Gregor -- $694; Mr. Gerleit -- $694; Mr. Malwitz -- $694;
    Mr. Tappen -- $72; and Mr. Straw -- $694).

OPTION GRANTS IN 1999

    The following table shows the options granted to Named Officers in 1999, and their potential value at the end of the option term, assuming certain levels of appreciation of the Corporation's Common Stock. The Corporation has not awarded any stock appreciation rights (SARs) to its executive officers.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                              INDIVIDUAL GRANTS
                                  -----------------------------------------     POTENTIAL REALIZABLE VALUE
                                                  PERCENT OF                    AT ASSUMED ANNUAL RATES OF
                                   NUMBER OF        TOTAL                        STOCK PRICE APPRECIATION
                                   SECURITIES    OPTIONS/SARS                      FOR OPTION TERM (2)
                                   UNDERLYING     GRANTED TO    EXERCISE OR   ------------------------------
                                  OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION
              NAME                GRANTED (#)    FISCAL YEAR      ($/SH)         DATE       5%($)    10%($)
              ----                -----------    -----------      ------         ----       -----    ------
Thomas C. Gregor................     16,960(3)        25%         21.580        3/16/09    230,173   583,305
Warren R. Gerleit...............      5,194(3)         8%         21.580        3/16/09     70,491   178,637
Donald W. Malwitz...............      4,876(3)         7%         21.580        3/16/09     66,175   167,700
Richard G. Tappen...............      4,346(3)         6%         21.580        3/16/09     58,982   149,472
Ralph L. Straw, Jr..............      4,346(3)         6%         21.580        3/16/09     58,982   149,472

---------

(1) All options are adjusted for stock dividends and the 1997 stock split.

(2) The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of the Corporation's stock price.

(3) These options become exercisable at the rate of 50% on March 16, 2001, 25% on March 16, 2002 and 25% on March 16, 2003.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUE

    The following table shows options exercised during 1999, and the value of unexercised options held at year-end 1999, by the Named Officers. The Corporation does not use SARs as compensation.

                    AGGREGATED OPTIONS/SAR EXERCISES IN THE
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                     NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED          IN-THE-MONEY
                                                                       OPTIONS AT FISCAL           OPTIONS/SARS AT
                                  SHARES ACQUIRED      VALUE             YEAR-END (#)            FISCAL YEAR-END ($)
              NAME                ON EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
              ----                ---------------   ------------   -------------------------  -------------------------
Thomas C. Gregor................      --               --                78,159/45,685             739,351/89,067
Warren R. Gerleit...............      --               --                38,563/17,002             365,095/42,895
Donald W. Malwitz...............       7,579          137,676            22,478/15,446             199,967/37,533
Richard G. Tappen...............      --               --                   0/7,495                      0/0
Ralph L. Straw, Jr..............      --               --                17,267/11,671             105,467/68,322

PENSION PLAN

    UNB has a regular Pension Plan under which executive officers and salaried employees may qualify under essentially the same standards. The annual pension payable under the Pension Plan is equal to the sum of:

        (1) The employee's accrued benefit as of December 31, 1986 (1.1875% of 1986 basic compensation, plus 0.5% of such compensation in excess of $7,800; all multiplied by the number of years of credited service as of December 31, 1986); plus

        (2) From January 1, 1987 through December 31, 1988, and for each year after December 31, 1988 in which the employee has less than 35 years of benefit accruals, 1.5% of basic compensation for such year, plus 0.5% of such compensation in excess of $7,800; plus

        (3) For each year after December 31, 1988 in which the employee has 35 or more years of benefit accruals, 2% of basic compensation for such year.

    In 1994, a $150,000 compensation limit became effective on pension plans. In 1999, the limitation was increased to $170,000. Mr. Gerleit, Mr. Malwitz and Mr. Straw were affected at this time and their benefit declined when compared to last year.

    The estimated annual benefits payable upon retirement at normal retirement age (65) to the Named Officers are:

                                                           ESTIMATED ANNUAL BENEFITS
                                                     -------------------------------------
                                                     ASSUMING 4% ANNUAL     ASSUMING NO
                       NAME                           SALARY INCREASES    SALARY INCREASES
                       ----                           ----------------    ----------------
Thomas C. Gregor...................................       $77,958             $63,033
Warren R. Gerleit..................................        67,654              57,672
Donald W. Malwitz..................................        91,845              85,401
Richard G. Tappen..................................        69,557              50,420
Ralph L. Straw, Jr. ...............................        40,524              36,290

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Corporation has adopted a non-tax qualified retirement plan for certain of its executives ('SERP') to supplement the benefit such executives can receive under the Corporation's 401(k) and defined benefit pension plan. The SERP is designed to provide a benefit (less the benefits estimated to be provided under the tax-qualified plans) that is equal to 60% of the executive's final salary (or 70%, in the case of the benefit provided to Mr. Gregor). The benefit is payable over a period of 15 years. In the case of an executive's involuntary termination of employment for any reason (other than for cause, death or disability) or voluntary termination of employment in connection with a change in control, the executive is entitled to a benefit payable at age 65 (the 'BENEFIT AGE') equal to the full retirement benefit that he or she would have received had he or she remained in the employ of the Corporation or UNB and retired at his or her Benefit Age. In the event of the executive's request to receive an immediate disability benefit, in lieu of a retirement benefit, such benefit will be payable, beginning 30 days following the executive's request, in a lump sum. In the event of the executive's death while employed, the SERP provides a survivor's benefit equal to the benefit payable to the executive as if the executive remained employed until his or her Benefit Age. The SERP also provides a $10,000 death benefit payable to the executive's beneficiary. In the event that the executive makes a timely election, he or she can receive his or her retirement benefit in a lump sum instead of an annuity. The Corporation and the executives have established trusts which generally have purchased life insurance policies on the lives of the executives in order to fund the benefit obligation under the SERP. The SERP has seven participants, including Messrs. Gregor, Gerleit, Malwitz, Tappen and Straw. The estimated pre-tax benefit payable upon retirement at the executives benefit eligibility date is $209,911, $76,145, $32,017, $154,535 and $63,094, for Messrs. Gregor, Gerleit, Malwitz,
Tappen and Straw, respectively.

DEATH BENEFIT ONLY PLAN

    The Corporation has established a death benefit only plan ('DBO PLAN') for certain officers who are not participants in the SERP. The DBO Plan provides that in the event a participant dies prior to retirement, or in the event that a participant's employment is involuntarily terminated prior to retirement for any reason (other than for cause) and the participant dies prior to attaining retirement age, the participant's beneficiary will be entitled to a lump sum benefit equal to the difference between what the participant is projected to receive from the tax-qualified plans sponsored by the Corporation if the participant had remained employed by the Corporation or UNB until retirement age, and the amount the participant actually receives under the tax-qualified retirement plans. The benefit under the DBO Plan is payable in a lump sum. The DBO Plan also provides a $10,000 death benefit payable to the executive's beneficiary, provided, however, that no additional $10,000 death benefit will be available under the DBO Plan if the executive is entitled to such a benefit as a participant in the Deferred Compensation Plan or the Bonus Plan. The DBO Plan has four participants. The Corporation has established a non-qualified grantor trust which has purchased life insurance policies on the lives of the executives in order to fund the benefit obligation under the DBO Plan. For the 1999 fiscal year, the Corporation was not required to accrue a contribution to the DBO Plan.

EMPLOYMENT, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    As of July 1, 1998, the Corporation and UNB entered into employment and change-in-control agreements with eight executive officers, including the five Named Officers. Each agreement provides for the employment of the executive from June 1, 1998 through July 30, 2003, at a minimum base salary equal to the executive's salary as of July 1, 1998. Under the agreement, the executive is entitled to participate in all incentive compensation and stock award plans, all pension, profit sharing or other retirement plans, and all medical, disability and life insurance plans made available to other executives of the Corporation. Such plans may not be terminated or altered in a manner adverse to the executive following a change in control of the Corporation, as defined in the agreement.

    Each agreement also provides for the following compensation upon termination of the executive's employment; upon the executive's death up to six months' base salary to the extent that the Corporation has not provided life insurance with benefits equal to 200% of the executive's base salary; upon termination due to disability, up to six months' base salary to the extent that the Corporation has not provided disability insurance with benefits equal to 100% of the executive's base salary; if the termination is by the Corporation due to the executive's poor performance (which form of termination is only permitted prior to a change in control), one year's base salary; if the termination is by the Corporation without cause prior to a change in control, two years' base salary; if the termination is by the Corporation without cause after a change in control or after a change in control the executive resigns for good reason (generally defined to include material reductions in the executive's status or benefits), a lump sum equal to (x) the cash value (determined by a formula) of any stock options, restricted stock or other stock plan awards from the Corporation to the executive which are not vested on the date of the termination, plus (y) a multiple (2.99 for Mr. Gregor and 2.0 for the other executives) of the average annual compensation (including base salary and bonus) paid to the executive during the five year period prior to the change in control. The change in control payments to the executives will be increased if and to the extent necessary to compensate for additional taxes and surcharges imposed upon excess parachute payments under Section 280G of the Internal Revenue Code, which limits all payments contingent on a change in control to an amount not to exceed three times the executive's average taxable wage compensation in the five years prior to a change in control.

    Each agreement defines 'change in control' generally to mean any of the following: (1) any person or group (other than the Corporation) acquires 25% or more of the Corporation's and/or UNB's voting securities or all or substantially all of its assets; (2) the Corporation and/or UNB agrees to merge with an unaffiliated entity and (a) the corporation's or UNB's directors immediately prior to such merger will constitute less than a majority of the directors of the surviving entity or (b) less than 75% of the outstanding voting securities of the surviving entity will be beneficially owned by the stockholders of the Corporation immediately prior to the merger; (3) the Corporation and/or UNB agrees to transfer all or substantially all of its assets, other than to a wholly-owned subsidiary of the Corporation; or (4) a majority of the directors of either the Corporation or UNB are persons who were not (a) directors on July 1, 1998 ('CURRENT MEMBERS'), (b) nominated by the affirmative vote of a majority of the current members at the time of their nomination ('FUTURE DESIGNEES') or (c) nominated by the affirmative vote of a majority of the current members and future designees, taken as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers to file reports of holdings and transactions in the Corporation's Common Stock with the Commission. Based on the Corporation's review of all reports furnished to it for 1999 pursuant to Section 16(a), the

Corporation believes all of the reports required to be filed under
Section 16(a) were filed on a timely basis with respect to the Corporation's fiscal year ended December 31, 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of UNB's Compensation Committee during 1999 were Messrs. Blank (Chairman), Buckley, Gregor, Kopicki and McGowan.

    Among those who served on the Board of Directors during 1999 and thus were ultimately responsible for setting executive officer compensation, Mr. Gregor was himself an executive officer of the Corporation. Mr. Gregor participated in deliberations of the Corporation's and UNB's boards of directors concerning compensation of executive officers other than himself.

                              CERTAIN TRANSACTIONS

    Directors and officers of the Corporation and their associates were customers of and had transactions with UNB in the ordinary course of business during the year ended December 31, 1999. Similar transactions may be expected to take place with the Corporation's subsidiaries in the future. Outstanding loans and commitments made by UNB in transactions with the Corporation's directors and officers and their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or present other unfavorable features.

    John W. McGowan III and William T. Kelleher, Jr., directors of the Corporation, are principals in law firms which performed legal services for UNB during 1999 and will continue to perform services for UNB in 2000. During 1999, Mr. McGowan's law firm was paid $4,706 by UNB and $66,708 directly by customers of UNB for the law firm's representation of UNB regarding loan transactions with such customers. During 1999, Mr. Kelleher's law firm was paid $28,950 by UNB and $40,423 directly by customers of UNB for the law firm's representation of UNB regarding loan transactions with such customers.

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

    The following report, a requirement of the Commission, was prepared by the Board of Directors of the Corporation.

    UNB is the primary subsidiary of the Corporation, and the compensation of senior officers of UNB (who may be deemed 'EXECUTIVE OFFICERS' of the Corporation for Commission reporting purposes) is normally established by the full Board of Directors of UNB, based on recommendations made to it by its Compensation Committee. The Compensation Committee is composed of five directors who, in 1999, were Messrs. Blank (Chairman), Buckley, Gregor, Kopicki and McGowan. Mr. Gregor does not participate in the committee deliberations with respect to his own compensation.

    The Board of Directors of UNB uses a performance-based bonus program to determine bonuses for all UNB senior officers. The Board of Directors or, in the case of officers under the rank of Vice President, UNB management, sets specific, measurable goals to be attained by both UNB and the individual officer. At year end, the performance of both UNB and the officer are measured and bonuses are determined using a matrix under which the performance of UNB and the officer each contribute to the bonus available for such officer. Specified levels of performance must be met by both UNB and the officer before any bonus is payable.

    In addition, the Corporation makes available to all employees, including Named Officers, a 401(k) Plan pursuant to which the employees may make contributions and the Corporation may match such contributions, up to a maximum match of 5% of the employee's compensation. In 1999, the Corporation undertook to match 50% of each employee's contribution (up to the 5% compensation cap) and to match an additional 50% (subject to the cap) if UNB met its approved budget for the year. That budget was met and employee contributions were matched 100% in 1999.

    During 1999, Mr. Thomas C. Gregor served as Chairman, President and Chief Executive Officer of UNB, and Chairman, President and Chief Executive Officer of the Corporation. Mr. Gregor's base salary for 1999 was set by the Board of UNB based upon his performance in executing his responsibilities in those positions in 1998 and the performance anticipated from him in 1999 and future years. In addition, the Board considered national executive compensation statistics for organizations of similar size. The Board also considered the objectives set by the Board for UNB for 1998, the overall performance of the Corporation and UNB and Mr. Gregor's ability to develop and motivate employees to meet the Corporation's short- and long-term objectives. Mr. Gregor's 1999 bonus was set based on the matrix derived under UNB's performance-based bonus program, described above. The financial measures used to determine Mr. Gregor's performance on the matrix were the achievement of projected budget results, the completion of specified corporate projects for 1998 within time and within budget results, the achievement of specified minimum financial ratios, the achievement of specified goals with respect to UNB's internal quality program, financial performance and growth, and competitive considerations.

    Specifically included in the financial measures referred to above and considered by the Compensation Committee were return on equity ('ROE'), net interest margin ('NIM') and the efficiency ratio. In considering ROE the Compensation Committee took into account the fact that 1999 ROE was negatively impacted by one-time charges for the Raritan merger and certain other corporate initiatives. Without taking these one-time charges into account ROE for 1999 would have been 17.30 as compared to 14.38 and 13.92 for 1997 and 1998, respectively. ROE for the years 1997, 1998 and 1999 after such one-time charges, was 13.37, 12.83 and 8.43 respectively. The Corporation's peer group comparative ratios were 15.00, 14.24 and 14.59. NIM for 1997, 1998 and 1999 for the
Corporation was 4.56, 4.19 and 4.17. Comparatively, the Corporation's peer group numbers were 4.38, 4.21 and 4.10. The Corporation's efficiency ratio in 1997, 1998, and 1999, respectively, was 58.77%, 62.46% and 56.07%. For the peer group the ratios were 55.49%, 56.98%, and 57.66%, respectively. The historical comparisons for the above ratios have been adjusted to reflect the 'Raritan' acquisition as of March 31, 1999. In evaluating these financial measures, the Committee also considered the impact of corporate initiatives including mergers and de novo branch openings for which the foregoing numbers have not been adjusted.

    With respect to 1999 compensation for senior officers, the Compensation Committee based its recommendations, and the full Board based its actions, on the duties and responsibilities of the officer in question, the performance of UNB and of the particular officer in 1998, the performance anticipated from the officer in 1999 and future years, and competitive factors. Based upon UNB's performance-based bonus program, described above, bonuses for each senior officer were set based on a matrix, which in turn was based on goals set for the senior officer and for UNB as a whole. The CEO or, in some instances, the senior officer's other supervising officer, set the goals for each senior officer.

    Another compensation tool which the Board uses to relate executive compensation to the performance of the Corporation and UNB as a whole is the Corporation's Stock Based Incentive Plan. Recommendations for awards under this plan are made to the full Board of Directors by its Stock Based Incentive Plan Committee. The Committee is composed of non-management outside directors who, in 1999, were Messrs. Blank (Chairman), Cherry, Hance, Kopicki, Pond, Ross, Walker, West and Wickard and Mesdames Marotta and McKiernan. Mr. Gregor was awarded options to acquire 16,960 shares of Corporation Common Stock pursuant to this plan in 1999, and other Named Officers were awarded a total of 18,762 options under this plan in 1999.

    Detailed information related to the compensation of the Named Officers is shown in the compensation tables above.

    As part of the 1993 Omnibus Budget Reconciliation Act ('OBRA '93') -- under
Section 162(m) of the Internal Revenue Code -- effective for taxable years beginning on or after January 1, 1994, companies are subject to limits on the deductibility of executive compensation. OBRA '93 limited deductible compensation for each executive officer to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation which is approved by shareholders. Based on its 1999 salaries, profit-sharing awards and incentive plan awards, the Corporation does not expect any of its executive officers to exceed the $1 million deductibility threshold during the 2000 tax year.

THE BOARD OF DIRECTORS

            George W. Blank                John R. Kopicki                Arlyn D. Rus
            Donald A. Buckley              Antonia S. Marotta             David R. Walker
            C. Douglas Cherry              John W. McGowan III            Ronald E. West
            Thomas C. Gregor               Patricia A. McKiernan          George J. Wickard
            Charles E. Hance               Charles N. Pond, Jr.
            William T. Kelleher, Jr.       Paul K. Ross

                               PERFORMANCE GRAPH

    The following graph compares the cumulative total return on a hypothetical $100 investment made on December 31, 1994 in: (a) the Corporation's Common Stock; (b) the CRSP Index for the NASDAQ Stock Market (U.S. Companies); and
(c) the Keefe, Bruyette & Woods 50 ('KBW 50') Index. The graph is calculated assuming that dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time, based on dividends (stock or cash) and increases or decreases in the market price of the stock.




                              [PERFORMANCE GRAPH]


                                                            12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99
                                                            --------   --------   --------   --------   --------   --------
   UNITED NATIONAL BANCORP................................  $100.00    $111.90    $129.80    $212.20    $205.80    $215.40
   CRSP Index for NASDAQ Stock Market (US Co.)............  $100.00    $141.30    $173.90    $213.10    $300.20    $545.70
   Keefe, Bruyette & Woods 50 Index.......................  $100.00    $160.16    $226.56    $331.21    $358.63    $346.18

                             SHAREHOLDER PROPOSALS

    New Jersey corporate law requires that the notice of a regular or special shareholder's meeting specify the purpose of such meeting. Thus, a shareholder proposal must be referred to in Corporation's notice of shareholders' meeting for the proposal to be validly considered at a Corporation annual meeting.

    Any Corporation shareholder that wishes to have a proposal included in Corporation's notice of shareholders' meeting, proxy statement and proxy card for its 2001 annual meeting must submit the proposal to the Corporation by the applicable deadline. The deadline is December 19, 2000, subject to change as noted below.

    If the Corporation changes its 2001 annual meeting date to a date more than 30 days from the date of its 2000 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Corporation begins to print and mail its proxy materials. If Corporation changes the date of its 2001 annual meeting in a manner which alters the deadline, the Corporation will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable means.

    SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR 2000

    KPMG LLP ('KPMG') served as the Corporation's independent public accountants for the fiscal years ended December 31, 1999, 1998 and 1997. Representatives of KPMG will be present at the Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. KPMG also will serve as the Corporation's independent public accountants for the fiscal year ending December 31, 2000.

            OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

    The Board of Directors knows of no business that will be presented for consideration at the Meeting other than that stated in this Proxy Statement. Should any other matters properly come before the Meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

    WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

                                          By Order of the Board of Directors

                                          Thomas C. Gregor


                                          Thomas C. Gregor
                                          Chairman of the Board

Bridgewater, New Jersey
March 27, 2000

                                 Appendix 1
                                 Proxy Card
                                   [LOGO]


                         DIRECTIONS TO THE HEADQUARTERS
                        BUILDING FOR THE ANNUAL MEETING
                                 APRIL 18, 2000

HOW TO GET HERE FROM ROUTE 22 WEST:

Take Route 22 West to the Bridgewater area. After passing the intersection with Interstate 287, continue on Route 22 West for approximately 1.8 miles to the exit for N. BRIDGE ST./GROVE ST./SOMERVILLE. Continue up to exit ramp, following signs for Route 22 East. Once on Route 22 East, continue for 0.7 miles to United National Bank's Headquarters Building (on right immediately past 1120 Corporate Center).

FROM ROUTE 22 EAST:

Take Route 22 East to the Bridgewater area. After passing the Route 202/206 Intersection, continue on route 22 East for 1.7 miles to United National's Headquarters Building (on the right immediately past the 1120 Corporate Center).

FROM INTERSTATE 287 NORTH:

Take Interstate 287 North to Exit 14B(Route 22 West). Continue on Route 22 West for 1.5 Miles to the exit for N. BRIDGE ST./GROVE ST./SOMERVILLE. Follow signs on ramp for Route 22 East. Continue on Route 22 East for 0.7 miles to United National's Headquarters Building on right (immediately past the 1120 Corporate Center).

FROM INTERSTATE 287 SOUTH:

Take Interstate 287 South to Exit 17 Route 202/206 South (Princeton/Somerville). Continue on Route 202/206 South past Bridgewater Municipal Complex and Commons Mall, to the exit marked ROUTE 22 EAST/NEW YORK. Continue on Route 22 East for
1.5 miles to United National's Corporate Headquarters Building on right (immediately past the 1120 Corporate Center).




                                  DETACH PROXY
                                   CARD HERE

(THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN PROPOSAL "1")

1. To elect five (5) members to the       FOR all nominees            WITHHOLD AUTHORITY                      *EXCEPTIONS
   Board of Directors of the              listed below                to vote for all nominees listed below
   Corporation to terms expiring in the
   year set forth in parentheses next
   to their names.

Nominees: WILLIAM T. KELLEHER, JR. (2003) ANTONIA S. MAROTTA (2003) CHARLES N. POND, JR. (2003) ARLYN D. RUS (2003) ROLAND E. WEST (2003)

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE 'EXCEPTIONS' BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*EXCEPTIONS_____________________________________________________________________

2. At their descretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof.

                                                  CHANGE OF ADDRESS AND/
                                                  OR COMMENTS MARK HERE

                                          Please sign exactly as your name
                                          appears hereon. When signing in a
                                          representative capacity, please give
                                          full title.

                                          Date: __________________________, 2000

                                          ______________________________________
                                          Signature

                                          ______________________________________
                                          Signature

                                          VOTES MUST BE INDICATED
                                          (X) IN BLACK OR BLUE INK.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                               PLEASE DETACH HERE
                 YOU MUST DETACH THIS PORTION OF THE PROXY CARD
                  BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE

                            UNITED NATIONAL BANCORP

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                       THE ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 18, 2000

    The undersigned hereby appoints Joanne F. Herb, Charles E. Nunn and A. Richard Abraharnian, and each of them with full powers of substitution and revocation, to act as attorneys and proxies of the undersigned and to vote on behalf of the undersigned all shares of Common Stock of United National Bancorp (the 'Corporation'), which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 18, 2000 at 10:00 a.m. at the Headquarters Building of the Corporation, 1130 Route 22 East, Bridgewater, New Jersey, or at any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby instructs said attorneys and proxies to vote as indicated herein. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as set forth on the reverse. Please refer to the Proxy Statement for a discussion of the Proposal.

    THE PROXY IS REVOCABLE AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY (IF SIGNED) WILL BE VOTED FOR MANAGEMENT'S NOMINEES FOR DIRECTOR.

(Please sign proxy on reverse side and return in enclosed envelope.)

                                          UNITED NATIONAL BANCORP
                                          P.O. BOX 11175
                                          NEW YORK, N.Y. 10203-0175